Exhibit 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Megan McDonnell
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority, Inc.	203-222-9013
720-475-2293

SPORTS AUTHORITY ANNOUNCES FIRST QUARTER 2005 RESULTS

-Comparable Store Sales Increase of 1.8%-

-Reports Diluted EPS of $0.30-

Englewood, CO, May 24, 2005– The Sports Authority, Inc. (NYSE:TSA), today announced results for its first fiscal quarter ended April 30, 2005.

•                  Diluted EPS of $0.30 vs. previous guidance of $0.24 - $0.26

•                  Comparable store sales increase of 1.8%

Net income for the first quarter was $8.0 million, or $0.30 per diluted share compared with net income of $4.2 million, or $0.16 per diluted share, including merger integration costs, in the prior year’s first quarter. Excluding the effect of after-tax merger integration costs of $5.2 million, or $0.20 per diluted share, net income for the prior year’s first quarter was $9.4 million, or $0.36 per diluted share.

Total sales for the first quarter were $591.2 million compared with $572.0 million in the prior year’s first quarter, an increase of $19.2 million or 3.4%. First quarter comparable store sales for the Company increased 1.8% which was within the previous guidance of 1% to 2%.

The Company opened five stores and closed four stores during the first quarter to arrive at a total number of stores in operation as of April 30, 2005 of 393 stores in 45 states.

Doug Morton, Chief Executive Officer commented, “We were pleased with our top line performance during the quarter, primarily driven by strength in footwear, apparel and certain hard good categories.  Our promising start to the spring season allowed us to exceed our previous gross margin assumptions and our expenses continue to be well controlled. In addition, our initiatives to reduce debt and inventory are progressing ahead of plan.”

Mr. Morton concluded, “We are encouraged by our start in fiscal 2005 and our confidence to effectively execute our strategic plan is reflected in our increased guidance for the fiscal year.  Our momentum remains positive as we continue to benefit from the initiatives we put in place over the past several months.”

Guidance for Fiscal Year 2005

For the second quarter of fiscal 2005, the Company is forecasting a comparable store sales increase of approximately 1% to 2%, total sales of $620 to $625 million and diluted EPS of $0.47 to $0.49, based on 26.5 million diluted shares outstanding in the quarter.  The Company expects to open one new store and close two stores during the quarter.

For fiscal year 2005, the Company is forecasting comparable store sales to increase approximately 2% and diluted EPS between $1.90 to $1.97, based on an estimated 26.5 million diluted shares outstanding. This earnings estimate includes a $0.03 to $0.05 reduction in diluted earnings per share from the impact of the previously announced change in lease accounting. The Company expects to open approximately 14 new stores, relocate 4 stores and close 6 stores during the year.

Non-GAAP Financial Measures

To supplement our condensed consolidated statements of operations presented on a basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have disclosed additional non-GAAP measures of net income and earnings per share adjusted to exclude merger integration costs we believe appropriate to enhance an overall understanding of our financial performance (see income statement tables following). These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results.  These non-GAAP measures have been reconciled to the most comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

The Sports Authority, headquartered in Englewood, CO, is one of the nation’s largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of April 30, 2005, The Sports Authority operated 393 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates “The Sports Authority” stores in Japan under a licensing agreement.

(tables to follow)

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in The Sports Authority’s filings with the Securities and Exchange Commission. Those risks include, among other things, the possibility that the Company’s independent auditors may identify additional issues or other considerations while they complete their review of the Company’s financial statements, rapidly changing accounting rules, regulations and interpretations, the competitive environment in the sporting goods industry in general and in the specific market areas of the Company, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies’ specific market areas, unseasonable weather and those risks generally associated with the integration of the companies. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

The Sports Authority, Inc.

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	13 Weeks Ended
	April 30, 2005	May 1, 2004
Net sales	$591,232	$572,041
Cost of goods sold, buying, and occupancy	430,374	412,735
Gross profit	160,858	159,306
Gross profit %	27.2%	27.8%
Operating expenses:
Selling, general and administrative expenses	142,449	139,246
Selling, general and administrative expenses %	24.1%	24.3%
Integration costs	—	8,558
Store pre-opening expenses	706	923
Operating income	17,703	10,579
Non-operating income (expense):
Interest	(5,496)	(4,287)
Other income	934	520
Income before income taxes	13,141	6,812
Income tax expense	(5,191)	(2,657)
Net income	$7,950	$4,155
Earnings per share:
Basic	$0.31	$0.16
Diluted	$0.30	$0.16
Basic weighted average shares outstanding	25,875,879	25,417,187
Diluted weighted average shares outstanding	26,489,558	26,395,651

Reconciliation of GAAP measures to pro forma, non-GAAP measures:

Results of operations for the 13 weeks ended May 1, 2004 include merger integration costs. In order to present comparable results year over year, the following table provides a reconciliation of GAAP basis net income to pro forma net income excluding these costs, and including income tax expense at effective tax rates.

Income before income taxes as reported	$6,812
Integration costs	8,558
Pro forma income before income taxes	15,370
Income tax expense at effective tax rates	(5,994)
Pro forma net income	$9,376
Pro forma earnings per share:
Basic	$0.37
Diluted	$0.36
Basic weighted average shares outstanding	25,417,187
Diluted weighted average shares outstanding	26,395,651

The Sports Authority, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	April 30, 2005	January 29, 2005	May 1, 2004
ASSETS

Current assets:
Cash and cash equivalents	$27,920	$24,838	$29,000
Merchandise inventories	740,523	728,853	753,972
Other current assets	122,300	128,969	159,704
Total current assets	890,743	882,660	942,676
Property and equipment, net	262,708	256,312	228,627
Other long-term assets	304,876	312,209	283,716
Total assets	$1,458,327	$1,451,181	$1,455,019

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$292,437	$339,492	$343,157
Other current liabilities	174,782	187,650	151,702
Total current liabilities	467,219	527,142	494,859
Long-term debt	358,807	305,383	380,578
Other long-term liabilities	137,575	133,647	132,134
Total liabilities	963,601	966,172	1,007,571
Total stockholders’ equity	494,726	485,009	447,448
Total liabilities and stockholders’ equity	$1,458,327	$1,451,181	$1,455,019